Exhibit 23
Consent of Independent Registered Public Accounting Firm
The Board of Directors
Brinker International, Inc.:
We consent to the incorporation by reference in the registration statements (Nos. 333-93755, 333-105720, 333-125289, 333-157050, 333-201929, and 333-230574) on Form S-8 and registration statement (No. 333-237891) on Form S-3 of Brinker International, Inc. of our reports dated August 21, 2020, with respect to the consolidated balance sheets of Brinker International, Inc. and subsidiaries as of June 24, 2020 and June 26, 2019, the related consolidated statements of comprehensive income, shareholders’ deficit, and cash flows for each of the years in the three-year period ended June 24, 2020, and the related notes, and the effectiveness of internal control over financial reporting as of June 24, 2020, which reports appear in the June 24, 2020 annual report on Form 10‑K of Brinker International, Inc.
Our report dated August 21, 2020 refers to a change in the method of accounting for revenue from contracts with customers as of June 28, 2018 due to the adoption of Accounting Standards Codification Topic 606, Revenue from Contracts with Customers. Our report refers to a change in the method of accounting for leases as of June 27, 2019 due to the adoption of Accounting Standards Codification Topic 842, Leases.

/s/ KPMG LLP
Dallas, Texas
August 21, 2020